Exhibit 99.1

Key Energy Services, Inc.
News Release

For Immediate Release:	Contact: John Daniel
Wednesday, June 28, 2006	(713) 651-4300

KEY ENERGY PROVIDES 2003 10-K STATUS UPDATE
AND ANNOUNCES MAY SELECTED FINANCIAL DATA

HOUSTON, TX, June 28, 2006 — Key Energy Services, Inc. (Pink Sheets: KEGS) today provided an update on the status of the 2003 10-K filing and unaudited selected financial data for the month ended May 31, 2006.

10-K FILING STATUS UPDATE

At a meeting held today, the Audit Committee of the Board of Directors reviewed the Company’s financial statements and the form of its 2003 Annual Report on Form 10-K with management and the Company’s auditors. The auditors advised the Audit Committee that its audit of the financial statements has not yet been completed. As a result of this meeting, we now believe at least several additional weeks are required before the Company will file its 2003 Form 10-K.

This month the Company began work on the 2004 financial statements. Our objective is to work simultaneously on the 2004 audit preparation while working with the Company’s auditors to complete the 2003 audit.

Dick Alario, Chairman and CEO, stated, “While we will not make our target filing date of June 30, everyone involved in this process continues to work diligently to complete it as soon as possible. We will provide a public update no later than Friday, July 14, 2006.”

Mr. Alario continued, “We continue to take advantage of current market conditions and are pleased with our strong May selected financial data.”

1301 McKinney Street, Suite 1800, Houston, TX 77010

SELECTED FINANCIAL DATA

The following selected financial information for the Company is for the month ended May 31, 2006. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed or audited by the Company’s independent accountants. The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 or Annual Report on Form 10-K for the year ended December 31, 2006.

Month Ended May 31, 2006 (In thousands - Unaudited
Select Statement of Operations Data:

Revenue:
Well servicing	$100,839
Pressure pumping	21,346
Fishing and rental services	8,671
TOTAL REVENUE	$130,856

Costs and Expenses:
Well servicing	$61,193
Pressure pumping	11,700
Fishing and rental services	5,191
General and administrative	13,659
Interest (1)	3,872

May 31, 2006 (In thousands - Unaudited)
Select Balance Sheet Data:

Current Assets:
Cash and cash equivalents (2), (3)	$140,310
Accounts receivable, net of allowance for doubtful accounts	222,887
Inventory	15,934
Prepaid expenses and other current assets	25,648
TOTAL CURRENT ASSETS	$404,779

Current Liabilities:
Accounts payable	$75,916
Other accrued liabilities	90,965
Accrued interest	4,422
Current portion of long-term debt and capital lease obligations	12,653
TOTAL CURRENT LIABILITIES	$183,956

Long-term debt, less current portion (4)	$395,000
Capital lease obligations, less current portion	18,023
Non-current accrued expenses	33,696

NOTES

(1)          Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $169,000 for the month ended May 31, 2006.

(2)          Cash and short term investments at June 27, 2006 totaled approximately $116 million. The cash balance at June 27, 2006 reflects an income tax payment of $24 million made on June 15, 2006.

(3)          Capital expenditures were approximately $22 million for the month ended May 31, 2006.

(4)          There were no outstanding borrowings under the Company’s revolving credit facility at June 27, 2006.

The information herein represents the results for only one month and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2006. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2006 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the  predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, and the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003, 2004 and 2005  financial statements; the impact of governmental investigations;  risks that the Company’s independent auditors might have audit adjustments which result in additional delay in the restatement process; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases;  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.